UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Hutchinson Technology Inc.

(Name of Issuer)

common, 0.01 par value per share

(Title of Class of Securities)

448407106

(CUSIP Number)

Sunday, December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Raj Rajaratnam

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,698,752

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,698,752

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,698,752

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Advisors, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 177,500

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 177,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 177,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .7% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,698,752

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,698,752

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,698,752

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,698,752

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,698,752

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,698,752

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Buccaneer's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 687,272

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 687,272

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 687,272

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.6% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Explorers Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 85,350

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 85,350

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 85,350

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .3% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon International Master Fund, SPC Ltd. EM Technology

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 5,350

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 5,350

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,350

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) % (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Explorers Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 353,230

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 353,230

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 353,230

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.4% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Communications Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 44,900

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 44,900

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Communications Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 105,100

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 105,100

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 105,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .4% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 210,500

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 210,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 210,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .8% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 47,250

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 47,250

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 47,250

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Vitruvius SICAV - Vitruvius Growth Opportunities

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 40,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 40,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polaris Prime Technology (Cayman), L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 20,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 20,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .1% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SG AM AI EC IV

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 41,750

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 41,750

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 41,750

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 448407106

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Technology Mac 88, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 58,050

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 58,050

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 58,050

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 25,950,000 shares of common outstanding)

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer Hutchinson Technology Inc.
	(b)	Address of Issuers Principal Executive Offices 40 West Highland Park Dr. N.E., Hutchinson, MN, 55350
Item 2.
(a)

Name of Person Filing

Raj Rajaratnam

Galleon Advisors, L.L.C.

Galleon Management, L.L.C.

Galleon Management, L.P.

Galleon Buccaneer's Offshore, LTD.

Galleon Explorers Partners, L.P.

Galleon International Master Fund, SPC Ltd. EM Technology

Galleon Explorers Offshore, LTD

Galleon Communications Partners, L.P.

Galleon Communications Offshore, LTD

Galleon Technology Offshore, LTD

Galleon Technology Partners II, L.P.

Vitruvius SICAV - Vitruvius Growth Opportunities

Polaris Prime Technology (Cayman), L.P.

SG AM AI EC IV

Technology Mac 88, LTD

(b)

Address of Principal Business Office or, if none, Residence

For Galleon Management, L.P.:
590 Madison Avenue, 34th Floor
New York, NY 10022

For each Reporting Person other than Galleon Management, L.P.:
c/o Galleon Management, L.P.
590 Madison Avenue, 34th Floor
New York, NY 10022

(c)

Citizenship

For Raj Rajaratnam: United States

For Galleon Advisors, L.L.C.: Delaware

For Galleon Management, L.L.C.: Delaware

For Galleon Management, L.P.: Delaware

For Galleon Buccaneer's Offshore, LTD.: Cayman Islands

For Galleon Explorers Partners, L.P.: Delaware

For Galleon International Master Fund, SPC Ltd. EM Technology: Cayman Islands

For Galleon Explorers Offshore, LTD: Cayman Islands

For Galleon Communications Partners, L.P.: Delaware

For Galleon Communications Offshore, LTD: Bermuda

For Galleon Technology Offshore, LTD: Bermuda

For Galleon Technology Partners II, L.P.: Delaware

For Vitruvius SICAV - Vitruvius Growth Opportunities: Luxembourg

For Polaris Prime Technology (Cayman), L.P.: Cayman Islands

For SG AM AI EC IV: Cayman Islands

For Technology Mac 88, LTD: Cayman Islands

	(d)	Title of Class of Securities common, $0.01 par value per share
	(e)	CUSIP Number 448407106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2 (b) or (c), Check Whether the Person Filing is a:
Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For Raj Rajaratnam Galleon Management, L.L.C. and Galleon Management, L.P.

	(a)	Amount beneficially owned: 1,698,752.00
	(b)	Percent of class: 6.5% (Based upon 25,950,000 shares of common outstanding)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 1,698,752.00
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 1,698,752.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Galleon Advisors, L.L.C.
(a)	Amount beneficially owned: 177,500.00
(b)	Percent of class: .7% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 177,500.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 177,500.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Buccaneer's Offshore, LTD.
(a)	Amount beneficially owned: 687,272.00
(b)	Percent of class: 2.6% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 687,272.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 687,272.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Explorers Partners, L.P.
(a)	Amount beneficially owned: 85,350.00
(b)	Percent of class: .3% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 85,350.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 85,350.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon International Master Fund, SPC Ltd. EM Technology
(a)	Amount beneficially owned: 5,350.00
(b)	Percent of class: % (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 5,350.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 5,350.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Explorers Offshore, LTD
(a)	Amount beneficially owned: 353,230.00
(b)	Percent of class: 1.4% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 353,230.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 353,230.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Communications Partners, L.P.
(a)	Amount beneficially owned: 44,900.00
(b)	Percent of class: .2% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 44,900.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 44,900.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Communications Offshore, LTD
(a)	Amount beneficially owned: 105,100.00
(b)	Percent of class: .4% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 105,100.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 105,100.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Offshore, LTD
(a)	Amount beneficially owned: 210,500.00
(b)	Percent of class: .8% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 210,500.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 210,500.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Partners II, L.P.
(a)	Amount beneficially owned: 47,250.00
(b)	Percent of class: .2% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 47,250.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 47,250.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Vitruvius SICAV - Vitruvius Growth Opportunities
(a)	Amount beneficially owned: 40,000.00
(b)	Percent of class: .2% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 40,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 40,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Polaris Prime Technology (Cayman), L.P.
(a)	Amount beneficially owned: 20,000.00
(b)	Percent of class: .1% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 20,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 20,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. SG AM AI EC IV
(a)	Amount beneficially owned: 41,750.00
(b)	Percent of class: .2% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 41,750.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 41,750.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Technology Mac 88, LTD
(a)	Amount beneficially owned: 58,050.00
(b)	Percent of class: .2% (Based upon 25,950,000 shares of common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 58,050.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 58,050.00

  Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Vitruvius SICAV, Vitruvius Growth Opportunities, Technology MAC 88, Ltd., Polaris Prime Technology (Cayman), L.P., Galleon International Master Fund, SPC. Ltd.-EM Technology and SG AM AI EC IV. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication Partners, L.P., Galleon Communication Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Galleon International Master Fund, SPC. Ltd.-EM Technology., Vitruvius SICAV, Vitruvius Growth Opportunities, Technology MAC 88, Ltd., Polaris Prime Technology (Cayman), L.P. and SG AM AI EL IV as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.

Identification and Classification of Members of the Group

Not Applicable

Item 9.

Notice of Dissolution of Group

Not Applicable

Item 10.

Certification

Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Wednesday, February 14, 2007
Date

Raj Rajaratnam, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;

 For Galleon International Master Fund, SPC. Ltd.-EM Technology as the managing member of Galleon Management L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory

For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;

 For Vitruvius SICAV-Vitruvius Growth Opportunities, as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Managment, LP., which in turn, is an Authorized Signatory.

 For Polaris Prime Technology (Cayman), L.P., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.

For SG AM AI EC IV as the managing member of Galleon Management L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory
For TECHNOLOGY MAC 88, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.

Exhibit 1

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.in this statement is true, complete and correct.

Raj Rajaratnam, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;

 For Galleon International Master Fund, SPC. Ltd.-EM Technology as the managing member of Galleon Management L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory

For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;

 For Vitruvius SICAV-Vitruvius Growth Opportunities, as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Managment, LP., which in turn, is an Authorized Signatory.

 For Polaris Prime Technology (Cayman), L.P., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.

For SG AM AI EC IV as the managing member of Galleon Management L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory
For TECHNOLOGY MAC 88, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.